NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                           PROSPECTUS SUPPLEMENT NO. 2
                     (To Prospectus dated December 22, 2005)


This is a prospectus supplement to our prospectus dated December 22, 2005 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 16,886,267 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and options. On February 9, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and the prior prospectus supplement, and may not be delivered or utilized without the Prospectus and the prior prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is February 9, 2006.
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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 7, 2006
                                                   ----------------


                       Network-1 Security Solutions, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                     1-14896                    11-3027591
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(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)             Identification No.)



              445 Park Avenue, Suite 1028, New York, New York 10022
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (212) 829-5700


                                       N/A
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         (Former name or former address, if changed since last report.)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 8.01   OTHER EVENTS

            On February 9, 2006 the Company issued a press release regarding the results of a case management proceeding pertaining to its patent infringement litigation against D-Link Systems Inc. and its corporate parent, D-Link Corporation of Taiwan, involving the Company's remote power patent (U.S. Patent No. 6,218,930). The text of the press release issued by the Company is furnished as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number          Description
--------------          -----------

99.1                    Press Release, dated February 9, 2006





                                        2
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                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       NETWORK-1 SECURITY SOLUTIONS, INC.


Dated: February 9, 2006                By: /s/ Corey M. Horowitz
                                           ------------------------------
                                           Name: Corey M. Horowitz
                                           Title: Chairman & Chief Executive
                                                  Officer



















                                        3
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                                                                    EXHIBIT 99.1
                                                                    ------------





FOR IMMEDIATE RELEASE

 Corey M. Horowitz, Chairman and CEO
 Network-1 Security Solutions, Inc.
 (212) 829-5770



     COURT SETS MARKMAN HEARING AND TRIAL DATE FOR '930 PATENT INFRINGEMENT
            LITIGATION AGAINST D-LINK SYSTEMS AND D-LINK CORPORATION

          COURT ALSO DENIES ALL MOTIONS TO DISMISS OR TRANSFER THE CASE

     NEW YORK, FEBRUARY 9, 2006 - Network-1 Security Solutions, Inc. today announced that, at a case management proceeding on February. 7, 2006, in Network-1's patent infringement litigation against D-Link Systems Inc. and its corporate parent D-Link Corporation, Inc. of Taiwan involving United States Patent No. 6,218,930 in the United States District Court for the Eastern District of Texas, Tyler Division, Judge Leonard Davis set a Markman hearing on claim construction for September 19, 2006 and set a trial date of March 7, 2007.

     In addition, at the proceeding, all of the outstanding motions to dismiss or transfer the case made by the D-Link defendants were denied by Judge Davis and each is expected to file answers with the Court within 20 days. As a result of these denials, Network-1's patent infringement case against D-Link Systems and D-Link Corporation will proceed in the Eastern District of Texas, Tyler Division in a manner consistent with the timetable and rules established by the Court.

     "The D-Link defendants have spent the last six months filing numerous motions in an unsuccessful attempt to avoid dealing with the merits of our case," commented Corey M. Horowitz, Chairman and CEO of Network-1. "I am pleased that after these rulings the litigation will proceed on a timely basis."
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ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. As part of its business strategy it is offering licenses to third parties who Network-1 believes could benefit from the technologies covered by its patents. In February 2004, the Company initiated its licensing efforts relating to its patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet cables.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.